Exhibit 1.2

ALTRIA GROUP, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

May 2, 2011

ALTRIA GROUP, INC.

PHILIP MORRIS USA INC.

6601 West Broad Street

Richmond, Virginia 23230

Attention:    Salvatore Mancuso

                    Vice President and Treasurer

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of November 4, 2008 in connection with Altria Group, Inc.’s and Philip Morris USA Inc.’s registration statement on Form S-3 (No. 333-155009) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities (“Securities”) on the following terms:

Debt Securities

Title:

4.750% Notes due 2021 (the “Notes”).

Principal Amount:

$1,500,000,000.

Interest Rate:

4.750% per annum from May 5, 2011, payable semiannually in arrears on May 5 and November 5, commencing November 5, 2011, to holders of record on the preceding April 20 or October 21, as the case may be.

Maturity:

May 5, 2021.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and $1,000 integral multiples thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) the Notes ceasing to be rated investment grade by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of the Notes of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth under the caption “Description of Notes—Repurchase Upon Change of Control Triggering Event” in the prospectus supplement.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Guarantor:

Philip Morris USA Inc.

In addition to the Events of Default set forth in the Indenture, dated as of November 4, 2008 (the “Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as and to the extent set forth under the caption “Description of Notes—Subsidiary Guarantee” in the prospectus supplement, each of the following will constitute an Event of Default (within the meaning of the Indenture) with respect to the Notes: (i) the Guarantor or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the Guarantor and (ii) the Guarantor’s guarantee with respect to the Notes is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect as permitted by the Indenture of the Guarantee Agreement, or the Guarantor repudiates its obligations under such guarantee.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

98.925% of the principal amount, plus accrued interest, if any, from May 5, 2011.

Expected Reoffering Price:

99.575% of the principal amount, plus accrued interest, if any, from May 5, 2011.

Names and Addresses of Representatives of the Several Underwriters:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

The respective principal amounts of the Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1. For purposes of the Underwriting Agreement, the “Applicable Time” is 1:30 P.M. New York City time, on the date of this Terms Agreement.

2. For purposes of Section 5(d)(xi) of the Underwriting Agreement, the descriptions of contracts and other documents referred to in such counsel’s opinion shall include, but not be limited to, the information appearing under the captions “The Company,” “Description of Debt Securities,” “Description of Guarantees of Debt Securities,” “Description of Notes,” and “Underwriting” in the prospectus supplement.

3. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company and Philip Morris USA Inc. by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth, sixth, seventh and twelfth paragraphs under the caption “Underwriting” in the prospectus supplement.

The Closing will take place at 9:00 A.M., New York City time, on May 5, 2011, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Securities will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

RBS SECURITIES INC.

By:	/s/ Moshe Tomkiewicz
	Name:	Moshe Tomkiewicz
	Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
	Name:	Brian D. Bednarski
	Title:	Managing Director

Acting as Representatives of the several Underwriters

Accepted:

ALTRIA GROUP, INC.

By:	/s/ Salvatore Mancuso
	Name:	Salvatore Mancuso
	Title:	Vice President and Treasurer

PHILIP MORRIS USA INC.

By:	/s/ William F. Gifford, Jr.
	Name:	William F. Gifford, Jr.
	Title:	President and Chief Executive Officer

By:	/s/ Daniel J. Bryant
	Name:	Daniel J. Bryant
	Title:	Treasurer

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 4.750% Notes due 2021
Goldman, Sachs & Co.	$255,000,000
RBS Securities Inc.	255,000,000
Citigroup Global Markets Inc.	255,000,000
Morgan Stanley & Co. Incorporated	105,000,000
Santander Investment Securities Inc.	105,000,000
Scotia Capital (USA) Inc.	105,000,000
Wells Fargo Securities, LLC	105,000,000
Barclays Capital Inc.	60,000,000
Credit Suisse Securities (USA) LLC	60,000,000
Deutsche Bank Securities Inc.	60,000,000
HSBC Securities (USA) Inc.	60,000,000
J.P. Morgan Securities LLC	60,000,000
CastleOak Securities, L.P.	7,500,000
Loop Capital Markets LLC	7,500,000

Total	$1,500,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-155009

May 2, 2011

FINAL TERM SHEET

Dated May 2, 2011

4.750% Notes due 2021

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	$1,500,000,000

Maturity Date:	May 5, 2021

Coupon:	4.750%

Interest Payment Dates:	Semi-annually on each May 5 and November 5, commencing November 5, 2011

Price to Public:	99.575% of principal amount

Benchmark Treasury:	3.625% due February 15, 2021

Benchmark Treasury Yield:	3.284%

Spread to Benchmark Treasury:	152 bps

Yield:	4.804%

Settlement Date (T+3):	May 5, 2011

CUSIP / ISIN:	02209SAL7 / US02209SAL79

Joint Book-Running Managers:	Goldman, Sachs & Co. RBS Securities Inc. Citigroup Global Markets Inc.

Senior Co-Managers:	Morgan Stanley & Co. Incorporated Santander Investment Securities Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC CastleOak Securities, L.P. Loop Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, RBS Securities Inc. toll free at 1-866-884-2071 or Citigroup Global Markets Inc. toll free at 1-877-858-5407.